Exhibit 99.1

TeleTech Announces Passing of Director and Vice Chairman James Barlett

DENVER, April 27, 2016 — TeleTech Holdings, Inc. (NASDAQ: TTEC) today announced with great sadness that its director and vice chairman, James Barlett, passed away on April 23, 2016. Mr. Barlett was elected to TeleTech’s Board of Directors in February 2000 and had a significant impact on the long-term development of the company.

“We are deeply saddened by the loss of our friend and colleague,” said Ken Tuchman, TeleTech Chairman and CEO. “To say that Jim made a mark on this world would be a huge understatement as he was a man who literally touched the lives of tens of thousands of people across the globe. He was a consummate gentleman, a patriot, a warrior, and an incredibly generous and caring friend. It was a privilege to know and work with Jim, and he will be greatly missed.”

Mr. Barlett had a very successful career spanning more than 45 years. While at TeleTech, he was an excellent and dedicated director and vice chairman, mentoring countless executives over the years. Prior to TeleTech, Mr. Barlett served as the chairman, president, and chief executive officer of Galileo in addition to being executive vice president of Worldwide Operations and Systems for MasterCard International Corporation. He was also executive vice president of operations for NBD Bancorp and vice chairman of Cirrus, Inc.

ABOUT TELETECH

TeleTech is a leading global provider of customer experience, engagement and growth solutions. Founded in 1982, the Company helps its clients acquire, retain and grow profitable customer relationships. Using customer-centric strategy, technology, processes and operations, TeleTech partners with business leadership across marketing, sales and customer care to design and deliver a simple, more human customer experience across every interaction channel. Servicing over 80 countries, TeleTech’s 44,000 employees live by a set of customer-focused values that guide relationships with clients, their customers, and each other. To learn more about how TeleTech is bringing humanity to the customer experience visit TeleTech.com.

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